EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Pathfinder Cell Therapy, Inc. (the "Company") on Form S-3 (Nos. 333-147184, 333-146493 and 333-19195) and Form S-8 (Registration Nos. 333-95127, 333-95129, 333-91386 and 333-134608) of our report (which included explanatory language relating to the Company's ability to continue as a going concern) dated March 31, 2014, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years then ended and for the period from November 4, 2008 (inception) through December 31, 2012 which report is included in this Annual Report on Amendment No. 3 to Form 10-K/A to be filed on or about May 27, 2014.

/s/ EisnerAmper LLP

New York, New York
May 27, 2014